Exhibit 99.1

             [STIRLING COOKE BROWN HOLDINGS LIMITED LETTERHEAD]


FOR IMMEDIATE RELEASE

                                                          CONTACT:  Mark Cooke
                                                                  George Jones
                                                            Tel:  441-295-7556
                                                            Fax:  441-295-7201

              STIRLING COOKE BROWN HOLDINGS LIMITED ANNOUNCES
                      250,000 SHARE REPURCHASE PROGRAM

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HAMILTON, BERMUDA (7th October, 1998) -- Stirling Cooke Brown Holdings
Limited (Nasdaq: SCBHF) today announced that it has authorized a subsidiary of the Company to repurchase up to 250,000 shares of the Company's outstanding ordinary shares. Stirling Cooke Brown Holdings Limited expects such repurchases to be effected from time to time, in the open market, in private transactions or otherwise, subject to market conditions. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchase will be consummated.

Mark Cooke, Chairman Chief Executive Officer said, "In light of the recent market turmoil and the current price level of SCBHF stock, we believe that this program represents an attractive investment. The Company believes that utilizing excess capital to repurchase its shares is consistent with the best interests of its shareholders and provides management with an additional tool for enhancing shareholder value".

Stirling Cooke Brown Holdings Limited is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, the Company arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health and casualty insurance markets.

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